UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2007 (September 7, 2007)

Voyant International Corporation
(Exact name of registrant as specified in charter)

Nevada	33-26531-LA	88-0241079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Lytton Ave., 2nd Floor, Palo Alto, CA 94301
(Address of principal executive offices)

(800) 710-6637
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01

Entry into Material Definitive Agreement.

On September 7, 2007, Voyant International Corporation (the “Company”) entered into a Partial Settlement Agreement and Release (“Settlement Agreement”) with Congregation Ahavas Tzedokah Vechesed, Inc. (“Congregation”) to partially resolve all claims asserted and all claims that could be asserted by Congregation in certain litigation captioned Congregation Ahavas Tzedokah Vechesed, Inc. v. Voyant International Corporation, et al., Case No. 2007-CA-010545-NC (the “Litigation”) in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”).  The Litigation alleged the Company’s non-payment under the terms of a senior secured note issued by the Company to Congregation dated August 9, 2007 for the principal amount of $600,000) (the “Note”) plus interest at 18% per annum.  The Note was disclosed in the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2007.

Under the terms of the Settlement Agreement, Congregation agreed to reduce the obligation under the Note by a minimum of $180,000 in exchange for 1,000,000 shares of the Company’s common stock (“Settlement Shares”).  The $180,000 reduction will first be applied to interest and Congregation’s attorneys’ fees, then to the Note’s principal.  In the event that the proceeds from the sale(s) of the Settlement Shares are greater than $180,000, the Note’s principal will be reduced by 75% of the amount of such excess.  Congregation also agreed to refrain from declaring a default for 30 days from the date of the Settlement Agreement, provided that the Settlement Shares are timely delivered within 5 days of the Order (defined below) and, further, provided that no other event of default under the Note occurs but for the Company’s non-payment on September 7, 2007.

The Settlement Agreement does release any other obligation under the Note or related transaction documents.

On September 7, 2007, the Court entered an order granting approval of the Settlement Agreement (“Order”) after holding a hearing as to the fairness of the terms and conditions of the Settlement Agreement.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYANT INTERNATIONAL CORPORATION

Dated: September 13, 2007	By:	/s/ Dana R. Waldman
Dana R. Waldman
Chief Executive Officer